Karat Packaging Reports First Quarter 2026 Financial Results

— Strong Top-Line Growth and Solid Profitability —

CHINO, Calif., May 7, 2026 – Karat Packaging Inc. (Nasdaq: KRT) ("Karat Packaging" or the "Company"), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•Net sales of $116.9 million, up 12.9 percent, from $103.6 million in the prior-year quarter.
•Gross profit of $41.5 million, up 1.9 percent, from $40.8 million in the prior-year quarter.
•Gross margin of 35.5 percent, reflecting an expected decrease from 39.3 percent in the prior-year quarter due to elevated tariffs.
•Net income of $7.1 million, up 4.8 percent, from $6.8 million in the prior-year quarter.
•Net income margin of 6.1 percent versus 6.6 percent in the prior-year quarter.
•Adjusted EBITDA of $12.5 million versus $11.9 million in the prior-year quarter.
•Adjusted EBITDA margin of 10.7 percent versus 11.5 percent in the prior-year quarter.

Guidance

•Net sales for the 2026 second quarter expected to increase by 8 to 10 percent from the prior-year quarter.
•Gross margin for the 2026 second quarter expected to be within 35 to 37 percent, excluding potential tariff refund impact under the current trade policy.
•Adjusted EBITDA margin for the 2026 second quarter expected to be within 11 to 13 percent, excluding potential tariff refund impact under the current trade policy.
•Net sales for full-year 2026 expected to increase by low double-digits from the prior year.
•Gross margin for full-year 2026 expected to be within 34 to 36%, excluding potential tariff refund impact under the current trade policy.
•Adjusted EBITDA margin for full-year 2026 expected to be within 11 to 13 percent, excluding potential tariff refund impact under the current trade policy.

“We started 2026 with a robust quarter, with year‑over‑year sales increasing almost 13 percent as momentum built throughout the quarter, accelerating from weather-impacted modest progress in January to growth exceeding 20 percent in March,” said Alan Yu, Chief Executive Officer. “Gross margin remained resilient at 35.5 percent despite the continued impact of higher tariffs, demonstrating the effectiveness of our diversified sourcing strategy and benefiting from favorable product mix and pricing.

“Given the sharp increase in oil prices and its impact on our product costs, we will implement price increases on select plastic items beginning in mid‑May. While certain sourced product costs are rising, we expect tariff savings under current trade policy to start reducing our cost of goods sold in May 2026, partially offsetting these pressures, and we expect price increases to support gross margin stability. Importantly, we believe we are well positioned to continue gaining market share amid ongoing resin supply challenges, supported by our strong inventory position and disciplined supply chain execution.

“Our new paper bag product category continues to expand steadily, driving a year-over-year increase in eco‑friendly product sales of 16.9 percent in the first quarter. We have also successfully closed another national chain account to supply paper bags, further strengthening our leadership in sustainable packaging solutions,” Yu added.

First Quarter 2026 Financial Results

Net sales for the 2026 first quarter increased 12.9 percent to $116.9 million, from $103.6 million in the prior-year quarter. The increase was primarily driven by $12.1 million in volume growth and product mix, as well as a $2.0 million favorable year-over-year pricing comparison, partially offset by a decrease of $0.8 million in shipping and logistics revenue.

Cost of goods sold for the 2026 first quarter increased 20.0 percent to $75.4 million, from $62.9 million in the prior-year quarter. The increase was primarily driven by higher sales, as well as an increase of $7.3 million in import costs, consisting of import duty and tariffs and ocean freight. Specifically, import duty and tariffs costs increased from $3.4 million for the three months ended March 31, 2025 to $10.5 million for the three months ended March 31, 2026.

Gross profit for the 2026 first quarter increased to $41.5 million, from $40.8 million in the prior-year quarter. Gross margin was 35.5 percent in the 2026 first quarter, compared with 39.3 percent in the prior-year quarter. Gross margin was negatively impacted by higher import costs, which increased to 13.8 percent of net sales, compared with 8.6 percent in the prior-year quarter, as well as higher inventory adjustments as a percentage of net sales. These impacts were partially offset by lower product costs as a percentage of net sales.

Operating expenses for the 2026 first quarter increased to $33.1 million, from $32.9 million in the prior-year quarter. The increase was primarily driven by higher rent expense of $0.6 million related to the opening of the Company’s new Chino distribution center in March 2025 and a $0.6 million increase in salaries and benefits, partially offset by a $0.7 million decrease in online platform fees due to a shift away from third-party fulfillment of online orders, as well as a $0.4 million reduction in shipping and transportation costs resulting from lower online shipping rates.

Net income for the 2026 first quarter increased 4.8 percent to $7.1 million, from $6.8 million in the prior-year quarter. Net income margin was 6.1 percent in the 2026 first quarter, compared with 6.6 percent in the prior-year quarter.

Net income attributable to Karat Packaging for the 2026 first quarter was $6.7 million, or $0.34 per diluted share, compared with $6.4 million in the prior-year quarter, or $0.32 per diluted share.

Adjusted EBITDA, a non-GAAP measure defined below, was $12.5 million for the 2026 first quarter, compared with $11.9 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.7 percent of net sales for the 2026 first quarter, compared with 11.5 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.34 per share for the 2026 first quarter, compared with $0.33 per share for the same quarter last year.

Dividend

On May 5, 2026, Karat Packaging’s Board of Directors approved a regular quarterly dividend of $0.45 per share on the Company’s common stock, payable on or about May 28, 2026, to stockholders of record as of May 21, 2026.

Investor Conference Call

The Company will host an investor conference call today, May 7, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2026 first quarter results.

Phone: (800) 715-9871 (domestic); (646) 307-1963 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the Company’s website.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin or Roger Pondel
310-279-5980

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$116,947	$103,624
Cost of goods sold	75,421	62,862
Gross profit	41,526	40,762
Operating expenses
Selling expenses	12,936	14,411
General and administrative expenses (including $641 and $677 associated with variable interest entity for the three months ended March 31, 2026 and 2025, respectively)	20,126	18,548
Gain, net, on disposal of property	—	(17)
Total operating expenses	33,062	32,942
Operating income	8,464	7,820
Other income (expenses)
Rental income (including $357 and $446 associated with variable interest entity for the three months ended March 31, 2026 and 2025, respectively)	698	776
Other income, net (including $76 and $0 associated with variable interest entity for the three months ended March 31, 2026 and 2025, respectively)	91	44
Gain on foreign currency transactions	252	239
Interest income (including $3 and $226 associated with variable interest entity for the three months ended March 31, 2026 and 2025, respectively)	286	566
Interest expense (including ($380) and ($500) associated with variable interest entity for the three months ended March 31, 2026 and 2025, respectively)	(409)	(509)
Total other income, net	918	1,116
Income before provision for income taxes	9,382	8,936
Provision for income taxes	2,241	2,121
Net income	7,141	6,815
Net income attributable to noncontrolling interest	400	406
Net income attributable to Karat Packaging Inc.	$6,741	$6,409
Basic and diluted earnings per share:
Basic	$0.34	$0.32
Diluted	$0.34	$0.32
Weighted average common shares outstanding, basic	19,963,224	20,036,505
Weighted average common shares outstanding, diluted	20,073,479	20,198,654

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2026	2025
Chains and distributors *	$92,879	$80,670
Online	19,525	17,791
Retail *	4,543	5,163
	$116,947	$103,624

* The Company reclassified one customer from the retail to the chains and distributors channel, and recast the corresponding net sales amounts of $1,071,000 for the three months ended March 31, 2025 to conform to the current period presentation. The recast had no effect on previously reported consolidated net sales for the three months ended March 31, 2025.

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	March 31, 2026	December 31, 2025
	(Unaudited)
Cash and cash equivalents	$28,680	$37,880
Short-term investments	$5,744	$—
Accounts receivable, net of allowance for bad debt	$42,270	$36,402
Inventories	$80,009	$81,682
Total assets	$282,682	$287,686
Accounts payable	$24,282	$26,323
Total current liabilities	$70,351	$70,220
Total liabilities	$127,509	$130,816
Total stockholders’ equity	$155,173	$156,870

Selected Cash Flow Information:	Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$7,191	$7,726
Net cash (used in) provided by investing activities	$(6,884)	$3,533
Dividends paid to shareholders	$(8,983)	$(9,017)
Net cash used in financing activities	$(9,507)	$(10,370)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended March 31,
	2026		2025
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$7,141	6.1%	$6,815	6.6%
Add (deduct):
Interest income	(286)	(0.2)	(566)	(0.5)
Interest expense	409	0.3	509	0.5
Provision for income taxes	2,241	1.9	2,121	2.0
Depreciation and amortization	2,741	2.4	2,688	2.6
Stock-based compensation expense	242	0.2	346	0.3
Adjusted EBITDA	$12,488	10.7%	$11,913	11.5%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended March 31, 2026
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$6,741	$471	$(71)	$7,141
Add (deduct):
Interest income	(284)	(2)	—	(286)
Interest expense	29	380	—	409
Provision for income taxes	2,241	—	—	2,241
Depreciation and amortization	2,438	303	—	2,741
Stock-based compensation expense	242	—	—	242
Adjusted EBITDA	$11,407	$1,152	$(71)	$12,488

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended March 31, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$6,409	$478	$(72)	$6,815
Add (deduct):
Interest income	(339)	(227)	—	(566)
Interest expense	9	500	—	509
Provision for income taxes	2,121	—	—	2,121
Depreciation and amortization	2,385	303	—	2,688
Stock-based compensation expense	346	—	—	346
Adjusted EBITDA	$10,931	$1,054	$(72)	$11,913

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended March 31,
	2026	2025
Diluted earnings per common share:	$0.34	$0.32
Add (deduct):
Stock-based compensation expense	0.01	0.01
Tax impact	(0.01)	—
Adjusted diluted earnings per common share	$0.34	$0.33

Reconciliation of Free Cash Flow:	Three Months Ended March 31,
	2026	2025
Cash from operating activities	$7,191	$7,726
Deduct:
Purchase of property and equipment	(565)	(107)
Deposits paid for property and equipment	(333)	(989)
Free Cash Flow	$6,293	$6,630
Use of Non-GAAP Financial Measures

Karat Packaging utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation expense.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation and adjusted for the related tax effects of these adjustments.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat Packaging, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat Packaging and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2026 second quarter and 2026 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.